EXHIBIT 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this proxy statement/prospectus, which is referred to and made a part of this Registration Statement (Form S-4) of Stratex Oil & Gas Holdings, Inc. for the registration of common stock and to the inclusion therein of our report dated March 27, 2014, with respect to the consolidated financial statements of Stratex Oil & Gas Holdings, Inc. as of December 31, 2013 and 2012 and for each of the years in the two year period ended December 31, 2013 and to the reference to us under the heading “Experts” in the proxy statement/prospectus, which is part of this Registration Statement.

/s/ Mahoney Sabol & Company, LLP

Glastonbury, Connecticut

August 26, 2014